PowerCompute (Nasdaq: PWCM) Increases October Bitcoin Production 20% Year-Over-Year as Fleet Refresh Lifts Active Hashrate 11.4%

Mined 9.0 Bitcoin in October 2026, up 11.1% from September 2025; active hashrate reached approximately 800 PH/s at October 31, up 11.4% from approximately 718 PH/s at September 30, 2026

Generated approximately $46,000 from energy sales in October 2026, held 65.7 Bitcoin at October 31, 2026, approximately $2.00 per share

TAMPA, FL, November 10, 2026 - PowerCompute, Inc. (Nasdaq: PWCM) (“PowerCompute” or the “Company”), formerly LM Funding America, Inc., a Bitcoin mining and power-infrastructure company developing high-performance computing (“HPC”) and artificial intelligence (“AI”) infrastructure, today announced preliminary, unaudited Bitcoin mining and operating results for the month ended October 31, 2026. The Company mined approximately 9.0 Bitcoin in October 2026, up 20% from 7.5 Bitcoin in October 2025 and up 11.1% from 8.1 Bitcoin in September 2026. Active hashrate reached approximately 800 PH/s at October 31, 2026, up 11.4% from approximately 718 PH/s at September 30, 2026, as the Company installed approximately 900 more efficient miners on its existing 26 megawatts of power.

Metric	October 2025	September 2026	October 2026
Bitcoin mined	7.5	8.1	9.0
Bitcoin sold	(17.0)	—	(7.0)
Bitcoin applied to debt repayment	—	(267.4)	—
Service fee	(0.04)	—	—
Bitcoin ending balance	294.9	63.7	65.7

October 2026 Highlights

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Energy sales: Generated approximately $46,000 in October 2026 by selling energy at its Oklahoma site during periods of economic curtailment, when the value of power sold to the grid exceeded the value of mining with it.
•
Bitcoin held: 65.7 BTC at October 31, 2026, valued at approximately $5.1 million based on a Bitcoin price of approximately $77,000 on that date, or approximately $2.00 per share of common stock outstanding.

“We are putting more hashrate on the same power,” said Bruce M. Rodgers, Chairman, Chief Executive Officer and President of PowerCompute. “Active hashrate rose about 11.1% in October 2026 without adding a megawatt, and our production is starting to reflect it. We are funding the refresh from Bitcoin and cash on hand, not new debt. Getting more Bitcoin out of every kilowatt-hour is the point of the refresh, and we’ll keep replacing older machines where the economics support it.”

The Company had 2,535,061 shares of common stock outstanding as of October 31, 2026.

About PowerCompute

PowerCompute, Inc. (Nasdaq: PWCM), formerly LM Funding America, Inc., is an owner and operator of electrical infrastructure that converts electricity into Bitcoin and high-performance computing and artificial intelligence capacity. Founded in 2008 and headquartered in Tampa, Florida, the Company operates 26 megawatts of interconnected electrical infrastructure across Bitcoin data center facilities in Oklahoma and Mississippi.

The Company also operates a technology-enabled specialty finance business providing funding to nonprofit community associations primarily in Florida. For more information, please visit https://www.power-compute.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties.

Some of these risks and uncertainties are identified in the Company’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the Company’s ability to maintain compliance with the continued listing requirements of The Nasdaq Stock Market, including the minimum bid price requirement; the availability, cost and timely delivery and installation of mining equipment and related infrastructure, including the effect of tariffs on imported equipment; the Company’s ability to increase active mining hash rate or realize anticipated improvements in fleet efficiency; the Company’s ability to energize remaining power capacity on anticipated timelines or at anticipated cost; the Company’s ability to repay or refinance its remaining indebtedness at or before maturity; changes in Bitcoin prices, Bitcoin network difficulty and total network hash rate; the availability and pricing of energy sales and curtailment revenue; the Company’s ability to convert owned power capacity to HPC and AI use on anticipated timelines or at anticipated cost; the Company’s ability to acquire additional electrical capacity on acceptable terms; the Company’s ability to secure customers for HPC and AI capacity; changes in TVA or Columbus Light and Water rate schedules, tariffs or rate classifications, including the application, amount or timing of any capacity commitment charge, and the Company’s ability to maintain its current rate classification at the Columbus site; the anticipated reduction in interest and collar-related expense following repayment of the Company’s Bitcoin-backed credit facility; the availability and cost of GPU and related infrastructure equipment; competition in the HPC and AI compute market; and other risks associated with the Company’s Bitcoin mining, HPC, AI and specialty finance businesses.

The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update such statements except as required by applicable law.

Investor and Media Contact

KCSA Strategic Communications

Philip Carlson

pwcm@kcsa.com

212-896-1233